EXHIBIT 10.2.3

***Informal Translation – For Information Purposes Only***

Products manufacturing agreement

Dated August 31, 2005

Between

Samsonite

Samsonite NV

HB Group

and

Artois Plasturgie SAS

LEXENS

128, Boulevard Haussmann

75008 Paris

This products manufacturing agreement (the “Manufacturing Agreement”) is dated 31 August 2005,

BETWEEN:

1.                  SAMSONITE EUROPE NV, a Belgian company, with a share capital of EUR 3,665,105.76, having its registered office at Westerring 17 in 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16.079, represented by Mr. Marc Matton, duly authorised by a meeting of the board of directors held on 18 July 2005,

(hereafter referred to as the “PRINCIPAL”),

2.              SAMSONITE, a company with limited liability, with a share capital of EUR 720,000, having its registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, duly represented by Mr. Marc Matton, in his capacity of chairman,

(hereafter referred to as “SAMSONITE”),

3.                  ARTOIS PLASTURGIE, a company with limited liability, with a share capital of EUR 37,000, having its registered office at 128, Boulevard Hausmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr. Jean-Jacques Aurel, in his capacity of chairman

(hereafter referred to as the “SUBCONTRACTOR” or the “CORPORATION”),

4.                  HB GROUP, a Luxembourg company, with a share capital of EUR 31,000, having its registered office at rue de l’Industrie, L-3895 FOETZ (Luxembourg), registered with the commercial register of Luxembourg under number B 109972, represented by Mr. Jean-Jacques Aurel, in his capacity of director, duly authorised pursuant to a meeting of the board of directors of the company dated 26 August 2005

(hereafter referred to as the “PURCHASER” or “HB GROUP”).

The Principal, Samsonite, the Subcontractor (or the Corporation) and the Purchaser (or HB Group) are hereinafter collectively referred to as the “Parties”.

WHEREAS:

1.                                      Samsonite is the owner of and operates, on the Site, a business consisting of the fabrication and manufacture of luggage and plastic products (“produits de plasturgie”) known under the name «SIC ». Until the Effective Date Samsonite operated the Business and acted as subcontractor of the Principal.

2.                                      As a result of economic difficulties experienced in the Activities and so as to avoid the hold of the Activities and the closure of the Site, Samsonite has proceeded with the transfer of the Activities to the Subcontractor, in the framework of a partial contribution of assets. The operation provides for the conclusion of various agreements, amongst others, the conclusion of an agreement relating to the manufacturing of the Products through subcontracting and the lending of moulds for such manufacture.

3.                                      The Parties agree hereby on the terms and conditions of the manufacturing of the Products and the lending of the Moulds necessary for the manufacturing of the Products. This Manufacturing Agreement is a condition precedent for the completion of the take-over referred to herein. The terms and conditions for the manufacturing of No Name Products (as defined in the No Name Products Manufacturing Agreement) are set out in a separate agreement entered into by the Parties.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 :                DEFINITIONS AND INTERPRETATION

1.1                     DÉFINITIONS

Defined terms will have the same meaning as set out in the Agreement, the No Name Products Manufacturing Agreement or in this Manufacturing Agreement:

Components refers to all loose parts and equipment (wheels, fabrics, handles, locks, labels, packaging, etc.) determined at the sole discretion of the Principal, other than the Raw Materials used for the composition of the COS and used for the manufacture, injection, assembly or the packaging of the Products or the Subcontracting Products.

Production Capacity refers to the production capacity of the Site at the Effective Date with three Working Days production teams and one weekend production team.

Bank Account of the Principal refers to the Bank Account of the Transferor.

Bank Account of the Subcontractor refers to the Bank Account of the Company.

Agreement refers to the transfer agreement of the shares of the Company and the subordinated claims relating to the take-over of the Site Hénin-Beaumont executed on 29 July 2005 between the Parties, as amended pursuant to the Appendix.

COS (or Cost of Sales) refers to the nomenclature of the costs of the Products, consisting of “Material” (= Raw Materials + Components) + “Labour” (direct handiwork) + “Overhead” (indirect handiwork and costs related to the Products).

Traditional Retailers refers to the shops and businesses specialized in the distribution of leather products, luggage and travel products.

Industrial Property Rights refers to all industrial or intellectual property rights of the Principal or of the Affiliated Corporations notably relating to the Products and the Subcontracting Products, their manufacture, their packaging and/or all activities connected therewith, more specifically the Technical Information, patents, protected or protectable trademarks and know-how, trade names, company names, rights of conception, data bases, rights of reproduction and implementation for each of the rights enumerated here above, as well as the right to dispose of these rights or of similar rights in other countries.

In-Process refers to the goods and products during their formation in the process of the manufacture of the Products

Activity Guarantee refers to the minimum quantity of Products or its equivalent in turnover that the Principal undertakes to buy from the Subcontractor or to the compensation that the Principal grants to the Subcontractor pursuant to article 6 of the Manufacturing Agreement

Technical Information refers to all documents, all information given by the Principal to the Subcontractor, including without restriction, instructions with respect to the manufacture, the injection, the labelling, the packaging, the storing, the maintenance and the quality and conformity inspection of the Products or put at the disposal of the Subcontractor by the Principal.

Trademarks refers to the trademarks and the names used for the Products

Raw materials refers to the plastic materials, polypropylene products and dyestuff determined at the sole discretion of the Principal, which are part of the composition of the COS and supplied by the Principal or by a Third Party approved by the Principal that are part of the composition of the Products or the Subcontracting Products.

Spinner Wheels Model refers to the vertical suitcase model (“trolley” type) of which more than two wheels can pivot around a vertical axe.

Products Moulds refers to the moulds including their monthly capacity, of which the reference is listed in Annex 7.1, lent to the Subcontractor by the Principal for the duration of the Period in the framework and for the execution of the Manufacturing Agreement.

Quality level refers to the level of quality of the Products and the Subcontracting Products corresponding to the books of the working posts at the Site and to the test results and statistics listed in Annex 3.3 of the Manufacturing Agreement.

Period refers to the period of 18 to 24 months starting on the Effective Date and ending on 1 September 2007 or at any later date at which the Principal will be released from its minimal obligations pursuant to Article 6 of the Manufacturing Agreement or pursuant to the Agreement or the Related Agreements.

Products refers to the leather products and luggage having completed a complete production cycle and ready to be sold to consumers, of which is listed in Annex 0.(a) (which may be completed and amended by the Principal at any time) and manufactured in conformity with the Technical Information.

Subcontracting Products refers to the Components fabricated by the Subcontractor and acquired by the Principal or the Affiliated Companies, of which a list is attached as annex 0.(b) (which can be amended, completed or reduced by the Principal at any time).

1.2                     INTERPRÉTATION

In the present Manufacturing Agreement, unless otherwise provided for:

(i)                                    references to an article are references to an article of this Manufacturing Agreement;

(ii)                                references to a provision of the law are references to such provision as applied, modified, coordinated and include any provisions arising therefrom;

(iii)                            references to words mentioned in plural include references to the singular form and vice versa;

(iv)                               references to a person include references to his successors and assignees;

(v)                                   the headings mentioned in this Manufacturing Agreement are used for ease of reference and are not to be considered in interpreting this Manufacturing Agreement;

Article 2 :                OBJECT

2.1                     Production and subcontracting of the Products and the Subcontracting Products

In accordance with the terms and conditions of the Manufacturing Agreement, the Principal grants to the Subcontractor the non-exclusive right to manufacture, inject, mount, assemble, label, package, store and deliver the Products and the Subcontracting Products for the Principal.  The Subcontractor undertakes to exploit the rights granted in accordance with the terms and conditions of the Manufacturing Agreement.

In accordance with the terms and conditions of the Manufacturing Agreement, the Principal undertakes to order and buy the Products and the Subcontracting Products from the Subcontractor, who undertakes to manufacture the Products and to sell them exclusively to the Principal, or to sell them to any person designated by the Principal.

2.2                     Maintenance of the production of the Products, the Subcontracting Products on the Site – Prohibition on subcontracting – Observance of the Quality and term obligations

The Subcontractor may not without the prior written consent of the Principal subcontract, assign or transfer in any manner whatsoever in whole or in part, the manufacture, injection, mounting, assembly, labelling, packaging, storing (subject to the obligation of the Principal to remove as set out in article 4.1) and the delivery of the Products and the Subcontracting Products to a Third Party or carry out these activities in a place other than the Site.

The Subcontractor agrees to observe the Quality Level as well as the delivery terms which will apply to him pursuant to the provisions of article 4 of the Manufacturing Agreement.

The obligations stipulated in the preceding paragraphs constitute an essential condition to the consent and obligations of the Principal under the Agreement and the Related Agreements.

The Principal may, at any time by written notification addressed to the Subcontractor, transfer or assign all or part of the rights and obligations resulting from the Manufacturing Agreement or transfer or assign the Manufacturing Agreement to an Affiliated Corporation, or to a Third Party, provided that the Third Party takes over all of the obligations of the Principal or of the Affiliated Corporation, which will remain responsible for the execution of these obligations, in particular, with respect to the payment of all sums due pursuant to the Manufacturing Agreement.

The Principal may at any time complete, reduce or amend the list of the Products and the Subcontracting Products of which a list is attached in annex 0.(a) and 0.(b) of the Manufacturing Agreement, it being specified that the Activity Guarantee as set out in article 6 and the exclusivity obligations set out in article 2.1 will continue to apply. Every decision entailing an increase or a reduction of the list of Products or Subcontracting Products, will not enter into force before one (1) month has lapsed following the notification made by the Principal to the Subcontractor. The Subcontractor will not be able to contend that he has or formulate a claim for indemnification, reimbursement or compensation based on this decision to modify the annexes 0.(a) and 0.(b), otherwise than as stipulated in article 6.

If the Principal decides to transfer, assign or licence the right to manufacture, inject, mount, assemble, label, package, store and deliver the Products, the Subcontracting Products or the Industrial Property Rights with respect to the Products or the Subcontracting Products to a Third Party, the obligations stipulated in the Manufacturing Agreement will continue to have effect in respect of the Subcontractor and the Third Party until the end of the Manufacturing Agreement.

Article 3 :                SPECIFICATIONS, PROVISIONING AND QUALITY OF THE PRODUCTS AND THE SUBCONTRACTING PRODUCTS

3.1                     Specifications and Technical Information of the Products and the Subcontracting Products

The Principal undertakes to provide the Subcontractor with the necessary Technical Information for the operations of manufacture, injection, mounting, assembly, labelling, packaging, storing, delivery of the Products or the Subcontracting Products and any other operation subcontracted to the Subcontractor in the framework of the Manufacturing Agreement.

If the Subcontractor is aware of any contradiction between the Technical Information and the laws and regulations applicable to the Site, the Subcontractor will inform the Principal thereof in writing within five (5) Working Days. The Parties will consult with each other to find an amicable solution to this situation. If the Subcontractor is not able to carry on the manufacture of a Product or a Subcontracting Product because of the non-conformity of the Technical Information with the laws and regulations applicable to the Site, such situation shall not constitute a breach of the Manufacturing Agreement.

The Subcontractor undertakes not to modify the Technical Information without the prior written consent of the Principal.

The Principal may at any time by notification carry out modifications to the Technical Information.  In such case, the new corresponding COS of the corresponding Products and Subcontracting Products shall be fixed by the Subcontractor who shall update the price list of the Products or the Subcontracting Products and who shall notify the Principal hereof for control. The financial consequences of these modifications shall benefit or shall be borne by the Principal.

Following notification of a modification of the Technical Information, the Subcontractor undertakes to reduce the number of Products manufactured in accordance with the old Technical Information.  Without prejudice to the foregoing, the Principal shall buy the Products that are manufactured by the Subcontractor under the old Technical Information that corresponds to firm orders for the Products on the date of the notification of the modification of the Technical Information.

The Principal and the Subcontractor shall each appoint two (2) responsible people (the “Responsible Persons”), one being responsible for production and the other for the quality of the Products and shall notify as soon as possible each change in Responsible Person.

The Subcontractor undertakes to carry out the operations of manufacture, injection, mounting, assembly, labelling, packaging, storing, delivery of the Products and all useful operations and activities for the proper execution of the Manufacturing Agreement in accordance with the Technical Information, with good practice of manufacture, inspection and storing applicable to the Site, with the instructions of the competent authorities, with the laws and regulations in force, notably the norms of hygiene, security and environment and, more generally, undertakes to maintain a Quality Level.

The Subcontractor shall notify as soon as possible any decrease in the Quality Level.

3.2                     Supply of Raw Materials and Accessories for the Products and the Subcontracting Products

The Subcontractor undertakes to buy from the Principal or from a person appointed by the Principal, and the Principal undertakes to sell, or to cause to be sold by each person appointed by it, to the Subcontractor, the Raw Materials and the Components at the prices fixed or determined in article 5 of the Manufacturing Agreement.

The Subcontractor undertakes to only use the Raw Materials and the Components supplied by the Principal or supplied by any person appointed by the Principal for the manufacture of the Products and the Subcontracting Products, and to only use them for the manufacture of Products and Subcontracting Products.

All Raw Materials and all Components that have not been supplied by the Principal or by a supplier appointed by the Principal, may only be used by the Subcontractor for the execution of its activities in the framework of the Manufacturing Agreement or may only be used in the production process of the Products or the Subcontracting Products, with the prior written consent of the Principal as to the source of the supply or the supplier of such Raw Material or the Component.

The Subcontractor may in no event change a supply source or a supplier of Raw Material or Components appointed by the Principal without prior written consent from the Principal. If the Subcontractor considers using a new (source of supply or a new supplier of) Raw Material or Component, the Subcontractor shall inform the Principal of its plans as soon as possible and shall provide the Principal with all useful documentation and samples for the execution of quality tests by the Principal.  The approval, the examination or the refusal of each new (supply source or of each new supplier of) Raw Material or Component by the Principal is discretionary and no reasons have to be given.

The Subcontractor undertakes to at all times have a sufficient stock of Raw Materials and Components at its disposal to fulfil the orders of the Principal within the limits determined in article 4 of the Manufacturing Agreement

The Subcontractor will keep all stocks of Products, Subcontracting Products, In-Process and Raw Materials in such a manner so as to avoid any risk of alteration or deterioration of the quality of the Products (including the colour), of the Subcontracting Products of the In-Processes and of the Raw Materials and will accept responsibility for the storing and the maintenance thereof.

3.3                     Inspection of manufacture and quality of Products and of Subcontracting Products

The Subcontractor is responsible for and will set up any procedure for inspection of the manufacture and the quality of the Products and the Subcontracting Products. The Subcontractor will inspect the quality of manufacture and the delivery of the Products and the Subcontracting Products in strict conformity and compliance with the Technical Information.

Provided that a notice period of 24 hours is observed, the Principal reserves the right to carry out inspections of compliance with the Technical Information, manufacture procedures, quality of the Products, of the Subcontracting Products, of the Raw Materials and Components at any time.  The existence or the exercise of this right shall in no event limit or reduce the obligations and the responsibility of the Subcontractor in this respect.

In this respect, the Subcontractor shall provide the Principal or its representative within five (5) Working Days following the request of the Principal, with any information, all samples and all documents relating to the inspection of manufacture and quality, as commonly used at the Site on the Effective Date, requested by the Principal and the Subcontractor shall allow the Principal or his representative to proceed with inspections, interventions or audits directly at the Site, upon the request of the latter and without further delay.

If the Principal carries out an inspection of the manufacture or of the quality, he shall communicate the results of such inspection to the Subcontractor as soon as possible.

In case of a decrease in the Quality Level, the Subcontractor undertakes to immediately take all useful measures to restore the Quality Level.

Moreover, in the event of a repeated or continuous decrease in the fabrication quality or of delay in the delivery of the Products or the Subcontracting Products, the Principal can send one of its teams onto the Site in order to advise or indicate to the Subcontractor which measures should be taken to reinstate the Quality Level; the Subcontractor shall bear all costs of these interventions and the measures to re-establish the Quality Level, if these are founded or justified..

3.4                     Forecasts and orders

The Principal shall supply to the Subcontractor a plan of the confirmed orders and the provisional orders for twelve weeks, for the first time on 16 August 2005 and hereafter at the latest each month (M) with (i) for the months (M) having four weeks, the first day of the third week, and (ii) for the months (M) having five weeks, the first day of the fourth week.

The orders of the plan shall be definite for the first four weeks of the month following the delivery of the plan (M+1) and provisional for the following weeks.

The first production plan shall take into account the existing production capacities at the Site at the date of the Manufacturing Agreement.

3.5                     The Parties shall meet weekly in order to consider any modifications to the planning of the confirmed orders which are requested by the Principal. The Subcontractor can accept or refuse such modifications. If he accepts them, these modifications will be performed in accordance with the Manufacturing Agreement.

The plan for the confirmed orders in accordance with the volumes set out in article 4.3 or for which the modifications have been accepted by the Subcontractor will qualify as an order form (the “Order Plan”).

Without prejudice to the derogatory or particular terms and conditions of the Manufacturing Agreement, the Subcontractor shall adhere to the general conditions of purchase of the Principal.  The Subcontractor confirm having knowledge of these general conditions of the Principal.

The terms and conditions of the Manufacturing Agreement will prevail over the general terms and conditions of purchase of the Principal.  The latter terms and conditions will prevail over the terms and conditions of sale and other documents of the Subcontractor.

3.6                     The Subcontractor undertakes to put at the disposal of the Principal a Production Capacity of a minimum of fifty percent (50%), per machinery and per month (including 50% of the production capacity of the No Name Moulds put at the Subcontractor’s disposal for the manufacture of the No Name Products and the Products), of the maximum Production Capacity existing at the Effective Date. The Subcontractor undertakes to do its utmost best to fulfil the orders of the Principal that exceed its monthly provisions by 15 percent (15%).

Article 4 :                DELIVERIES

4.1                     The Products and Subcontracting Products shall be delivered, packaged by the Subcontractor EX works (EXW) (as these terms are defined in the 2000 Incoterms) on the Site in accordance with the Technical Information. The Subcontractor undertakes to observe time periods for delivery and the quantities indicated on the order forms of the Principal. The Subcontractor is in charge of the loading of the Products and the Subcontracting Products.  The Principal shall bear the costs and risks inherent in the transport of the Products and the Subcontracting Products and shall do its best to take delivery of the Products and Subcontracting Products according to production and within a reasonable time period after the Subcontractor has made them available.  The Principal takes on the obligation to take delivery of the Products and the Subcontracting Products as they are available to ensure that the Products and Subcontracting Products that are ready to be delivered, do not exceed a quantity of Products and Subcontracting Products equal to one day of Production Capacity. If the Principal does not take delivery of the quantities of Products and Subcontracting Products that are delivered within the term determined above, he shall bear the cost of the storage with which the Subcontractor will be faced.

4.2                     The Principal will have eight (8) Working Days after the delivery of the Products to verify the identification (i.e. the labelling, the series numbers), the visible damage and the quantity of the Products and the Subcontracting Products, and more generally, the correspondence of the deliveries made by the Subcontractor with the Order Plan. If, within this time, the Principal ascertains any visible damage, an insufficient quantity of Products and Subcontracting Products or a discrepancy between the delivered Products and the Subcontracting Products, and the terms of the Order Plan, the Principal undertakes to notify the Subcontractor thereof within 48 hours following the expiry of the said time period In the event of failure to do so, the deliveries will be presumed to conform with the order forms and the Products will be presumed to be free of visible defects or damage.

4.3                     The Principal has six (6) months following the delivery of the Products and the Subcontracting Products to carry out any other examination of the quality and the conformity of the Products and Subcontracting Products with the specifications indicated in the Technical Information and to ascertain the existence of defects, non-conformities, problems affecting the delivered Products or Subcontracting Products. If the Principal ascertains that the delivered Products or Subcontracting Products contain defects, problems or anomalies or if they do not conform with the indicated specifications in the Technical Information, the Principal undertakes to notify the Subcontractor thereof within five (5) Working Days following the expiry of the said time period. In case of failure to so, the Products and Subcontracting Products will be presumed to be conform with the specifications indicated in the Technical Information and to be free of fault.

If the Parties do not reach an agreement, within thirty (30) Working Days following the receipt of the notification of the rejection of the products referred to above, on the existence of problems, anomalies or lack of conformity of the Products, the dispute will be submitted to an independent expert appointed by the Parties.  If the Parties do not agree on the name of the expert within five (5) Working Days following the expiry of thirty (30) Working Days referred to above, the most diligent party may request the appointment of an expert by the President of the Commercial Court of Paris (“Président du Tribunal de commerce de Paris”). The expert has thirty (30) Working Days to issue his report. The decision of the expert will be binding on the Parties. If the decision of the expert confirms wholly or partially the decision of rejection of the Principal, the latter may reject the Products. The costs of the assessment by the expert shall be borne by the party in default.  In the case of shared responsibility, the costs of the assessment by the expert will be shared between the Parties in proportion to their respective responsibility.

4.4                     With respect to the provisions of articles 4.2 and 4.3 above, the Principal may reject and send back Products and Subcontracting Products that do not correspond with the specifications and quality norms indicated in the Technical Information or that do not correspond with the terms of the order forms, without having to pay for these Products. In such case, the Subcontractor can replace the defective or non conforming Products and the Subcontracting Products if he is able to comply with the terms determined in the Order Plannings.

4.5                     If the Subcontractor does not replace the defective or non conforming Products and Subcontracting Products within the terms agreed upon, the Subcontractor shall indemnify the Principal for all damage or losses which the Principal incurs as a result of the non-compliance of the Subcontractor with the Product Manufacturing Agreement.

Article 5 :                PRICE AND PAYMENT MODE

5.1                     Raw Materials

During the entire Period, the Subcontractor will preferably purchase from suppliers authorised by the Principal, or from the Principal, the authorised supplier or the Principal will invoice the Subcontractor at delivery on the basis of the unit price applicable for the Raw Materials ordered by the Subcontractor and delivered by the authorised supplier or the Principal, as indicated and determined in Annex 5.1. The price of the Raw Materials will be readjusted each trimester as from the Effective Date, with effect from the first day of the following trimester, based on the average price of the Raw Materials noted during the current trimester.

The Principal shall decide in the same manner on the applicable unit prices and their adjustments for the Raw Materials ordered by the Subcontractor with suppliers agreed upon by the Principal.

The Principal shall notify the Subcontractor of the list of the unit sales price, taxes not included, of the Raw Materials for the first time on 19 August 2005 and subsequently, within ten (10) Working Days before the end of each trimester, taking into account any developments in the price of Raw Materials during the said trimester.

The new unit sales price, taxes not included, thus adjusted will be applicable to orders of Raw Materials of the Subcontractor placed as of the first day of the following trimester.

Each invoice shall, to the extent possible, state the number of the order of the Subcontractor, the name, the reference and the quantities of Raw Materials delivered.  The invoices shall be paid on the fifth (5th) of the month following the month of receipt of the invoice.

The Subcontractor shall pay the Principal’s invoice by bank transfer to the Bank Account of the Principal or directly to the agreed supplier appointed by the Principal.

5.2                     Components

During the entire Period, if the Subcontractor purchases from the Principal, the Principal will invoice the Subcontractor on delivery on the basis of the unit price applicable to the quantities of Components purchased by and delivered to the Subcontractor, as indicated and determined in Annex 5.2.

Each invoice shall, to the extent possible, state the number of the order of the Subcontractor, the name, the reference and the quantities of Components delivered. The invoices shall be paid on the fifth (5th) of the month following the month of receipt of the invoice.

The Subcontractor shall pay the Principal’s invoice by bank transfer to the Bank Account of the Principal.

The Principal guarantees, at the start of each calendar year and for the whole of the calendar year, a fixed price for each Component, whether the Components are purchased from the Principal or from a Third Party agreed upon by the Principal.

5.3                     Price of the products

During the entire Period, the unit price of each Product (taxes not included) is fixed and determined pursuant to a calculation method based on the COS.

The sales price taxes not included (“PVHT”) for each Product is determined in accordance with the formula PVHT = COS/70%).

The Principal shall communicate the list of the current COS which are used as a basis for the calculation of the sales price of the Products. The list of the current COS for the year 2005 is present at the Site and at the disposal of the Subcontractor.

The Subcontractor shall proceed with a readjustment, an increase or a decrease, of the COS and which are used as a basis for the calculation of the unit sales price of the Products:

•                  Regarding the Raw Materials: each three months as of the Effective Date taking into account the readjustment of the price of the Raw Materials in accordance with the conditions and methods described above in article 5.1.

•                  Regarding the Components: the 1st of March of each calendar year based on the prices guaranteed by the Principal and in accordance with the conditions and methods described above in article 5.2.

•                  Regarding the “Labour” and “Overhead”, the 1st of March of each year in accordance with the index INSEE no. 064693845 – Trimester index of monthly gross remuneration (private sector or semi public) such index being fixed at the level 115.5 on 31 March 2005.

The Subcontractor shall notify to the Principal the list of the unit sales price, taxes not included, of the Products for the first time on 1 September 2005, this list being annex 5.3 hereto.

Subsequently, the notification of the readjusted price list shall occur within a term of ten (10) Working Days preceding each 1st of March or each 1st day of the trimesters calculated as of the Effective Date.

The new unit sales prices, taxes not included, adjusted accordingly will apply to the delivery of the Products as of the 1st day of the month following the notification of a readjusted price list.

5.4                     Prices of the Subcontracting Products

During the whole of the Period, the unit price of each Subcontracting Product (taxes not included) is fixed and determined in accordance with the current analytic bookkeeping method of COS defined at its highest. The PVHT is determined for each Subcontracting Product based on the formula: PVHT = COS/77%.

5.5                     Invoicing

The Subcontractor shall invoice the Principal at the delivery. Each invoice shall, to the extent possible, indicate the name, the reference and the quantities of the delivered Products. The invoices shall be paid at the end of the month, the fifth (5th) of the month following the month of receipt of the invoice. The Principal shall pay the invoice by bank transfer to the Bank Account of the Subcontractor.

If adjustments of the invoices between the parties are necessary, each adjustment will take the form of a credit note or a debit note.

The Parties may set off or compensate the debts and claims existing between them in the framework of the Manufacturing Agreement, the Agreement or the Related Agreements.

Article 6 :                QUANTITIES AND GUARANTEED TURNOVER

6.1                     The Principal undertakes to order from the Subcontractor during the Period a minimum quantity of Products corresponding to a minimum turnover of eleven million four hundred twenty-eight thousand (11,428,000) euros (not including the Subcontractor’s turnover).

6.2                     If the purchases by the Principal do not correspond to the minimum turnover indicated here above, the Principal undertakes to transfer to the Subcontractor compensation for fixed costs and the non-covered charges that have been borne by the Subcontractor, calculated as follows, progressively and cumulative per part of unrealised turnover as follows:

Turnover part	Compensation amount
From 11,420,000 € to 10,000,000 €	Unrealised turnover of the opposite part x 30%
9,999,000 € to 8,000,000 €	Unrealised turnover of the opposite part x 40%
7,999,000 € to 5,000,000 €	Unrealised turnover of the opposite part x 60%
< 5,000,000 €	100% of unrealised turnover on the opposite part

Article 7 :                THE PLACING OF MOULDS AT THE DISPOSAL

7.1. Ownership of the Products Moulds and other moulds

The Products Moulds and all other moulds serving in the production and manufacturing of the Components are and will stay the property of the Principal or the Affiliated Corporations.  The Products Moulds and all other moulds serving or entering into production or the manufacturing of the Products or the Components cannot be dissociated from the Principal’s and the Affiliated Corporations’ Industrial Property Rights.  The Subcontractor agrees not to contest or impair this property right in any way.

7.2. Loan of moulds for the injection of the shells of the Products:

The Principal grants to the Subcontractor the right to use the Product Moulds and other moulds (listed in annex 7.1), which he will make available to it on loan, for the manufacturing of the Products and the Components.  This right to use the moulds is granted exclusively for the execution of the obligations of the Subcontractor in the framework of the Manufacturing Agreement and exclusively for the duration of the Period.

Article 8 :                OBLIGATIONS OF THE PARTIES

8.1                               SUBCONTRACTOR’S OBLIGATIONS

The Subcontractor reiterates the obligations undertaken under the Agreement and declares and guarantees that during the entire duration of the Manufacturing Agreement it:

(i)                                    will have at its disposal, maintain and develop the necessary expertise, human and technical means, staff, plant and equipment to produce, package, label, inspect the quality, store, hand over and deliver the Products in accordance with the Manufacturing Agreement;

(ii)                                will conduct and maintain at any time its rooms, machines, equipment and procedures, notably of manufacture, in accordance with French law and regulations in force and undertakes to ensure that its employees are adequately trained and apply these laws and regulations;

(iii)                            will manufacture, package, label, test the quality, store and deliver all the Products in strict conformity with the specifications and quality norms detailed in the Technical Information and with the applicable laws and regulations and maintain the Quality Level;

(iv)                               will not engage, nor try to engage or assist a third party with a view to engaging any employee or any authorised person (“mandataire social”) of the Principal, with the exception of Transferred Employees, without the written consent of the Principal. This non-engagement obligation will take effect on the date of the execution of the Agreement and will remain in force for a duration of eighteen (18) months after the expiry of the Manufacturing Agreement;

(v)                                   will observe the Intellectual Property Rights, the trademarks and designs of the Principal or of the Affiliated Corporations and the terms of the licence of rights granted to the Subcontractor for the execution of the Manufacturing Agreement and will not make reference to the Trademarks, to the products, moulds or names, company name of the Principal or an Affiliated Corporation;

(vi)                               will not carry out or cause to be carried out, in whatsoever manner, any modification or transformation of the moulds given to it by virtue of article 7 of the Manufacturing Agreement without the prior written consent of the Principal;

(vii)                           shall use the moulds lent to him by the Principal by virtue of article 7 of the Manufacturing Agreement in an appropriate manner, in accordance with their destination and the rules of art and shall ensure that it keeps them in good condition for use.

(viii)                       any violation of the commitments and obligations above will lead to the loss of the right to use the moulds lent to the Subcontractor and the obligation to return them to the Principal or to any Affiliated Corporation appointed by the Principal, without any delay and without payment of any compensation by the Principal.

8.2                               PRINCIPAL’S OBLIGATIONS

The Principal may request the Subcontractor to manufacture the Products based on the No Name Moulds (such term being defined in the No Name Products Manufacturing Agreement).  Products manufactured based on these moulds will be considered as being Products and must be manufactured, assembled, stocked as every Product according to the Manufacturing Agreement.

The Principal will not commercialise the Products manufactured based on the No Name Moulds in the large distribution networks (“hypermarchés”) under any other name than the “SAMSONITE” or “American Tourister” brands.

Article 9 :                INDUSTRIAL PROPERTY RIGHTS

9.1                     The Principal grants to the Subcontractor, exclusively, a non-exclusive, non-assignable or non-transferable and free right to use the Technical Information for the sole purpose of the Subcontractor executing its obligations under the Manufacturing Agreement. To the extent that this right applies to a given Product, the right will automatically end on the partial termination or the non-application of the Manufacturing Agreement to this Product. Otherwise, this licence to use will automatically end at the expiry, for whichever reason, of the Period. At the expiry of this licence for a given Product, the Subcontractor will give back to the Principal the corresponding Technical Information, without keeping any copy thereof and will destroy all internal documents with respect to or making reference to such Technical Information.

9.2                     The Principal grants to the Subcontractor, exclusively, a non-exclusive, non-assignable or transferable, and free of charge license to use the patents necessary for the manufacturing of the Products.

9.3                     The Principal grants to the Subcontractor, exclusively, a non-exclusive, non-assignable, non-transferable and free licence to use the Trademarks for the sole purpose for the Subcontractor executing its obligations under the Manufacturing Agreement. To the extent that this right applies to a given Product, it will automatically end on the partial termination or the non-application of the Manufacturing Agreement to this Product. Otherwise, this licence to use will automatically end at the expiry, for whatever reason, of the Period.

9.4                     The licenses and the rights to use the Industrial Property Rights granted by the Manufacturing Agreement to the Subcontractor, during the duration or after the expiry thereof, do not grant any property right, right of reproduction, right to register a Trademark or a similar trademark or a trademark that might cause confusion with this Trademark.

9.5                     The Subcontractor will not have any right to apply, use or paste any Trademark, name or logo of the Principal or an Affiliated Corporation on the Products, in conditions other than those stipulated in the Manufacturing Agreement.

Article 10 :         AUTHORISATIONS

The Subcontractor undertakes to obtain, keep and maintain all necessary authorisations for the execution of its obligations under the Manufacturing Agreement.

Article 11 :         RESPONSIBILITY

11.1              The Subcontractor undertakes to bear solely any damages resulting from faults, prejudice (including any prejudice resulting from a loss of turnover and those resulting from the penalties of large distributors (“hypermarchés”), omissions, breaches and violations of the obligations under the Manufacturing Agreement committed by its representatives, employees, agents, with the exception of losses, costs, damages, law suits, claims due to the negligence or the fault of the Principal or to one of its representatives, employees or agents.

11.2              The Principal undertakes to bear solely any damages resulting from faults, prejudice, omissions, breaches and violations of the obligations under the Manufacturing Agreement committed by its representatives, employees, agents, with the exception of losses, costs, damages, law suits, claims due to the negligence or the fault of the Subcontractor or to one of its representatives, employees or agents.

11.3              Each party shall notify the other party in writing and without delay, of claims of Third Parties resulting from the execution of the Manufacturing Agreement or from the Products, and each party shall, on demand of the other party, grant assistance and reasonable cooperation in solving these disputes.

Article 12 :         INSURANCES

The Subcontractor declares that it is insured with an insurance company of first rang (“une compagnie d’assurance de premier rang”) for all damage and all acts for which it might be held responsible, in the framework of the Manufacturing Agreement. The Subcontractor undertakes to maintain the insurance coverage until the expiry of the time limits of recourse that third parties or the Principal might have in the framework of the Manufacturing Agreement.

The Subcontractor undertakes to pay all premiums so that the Principal can asserts its rights in its capacity as beneficiary.

The Subcontractor undertakes to communicate one sample of the insurance contracts to the Principal upon the first request of the latter.

Article 13 :         CONFIDENTIALITY

The Parties agree to keep this Manufacturing Agreement, the Technical Information and other information provided by the Principal, as well as the operations realised in application thereof, in strict confidence in respect of all Third Parties, and will ensure that their staff and agents observe the same obligation.

This obligation will not apply where a Party, or an Affiliated Corporation, is required or held to communicate information or a document relating to the Support Agreement or a Related Agreement, by an administrative, judicial, legal, regulatory or financial authority or a stock exchange (notably the NSEC or NASD).

Similarly, the Parties may communicate with their usual bankers, advisors, accountants, account commissionaires, any information or document relating to the Support Agreement or to a Related Agreement, the latter being bound by their professional confidentiality regarding their clients.

Article 14 :         FORCE MAJEURE

At a first stage, a situation of force majeure will suspend the execution of the Manufacturing Agreement.

The Principal may, as from the occurrence of a force majeure situation which he may reasonably suspect will last at least ten (10) days, take every measure permitting him to ensure the continuation of the manufacturing of the Products and the Subcontracting Products, including having the Products and Subcontracting Products manufactured by a Third Party.  The Subcontractor engages itself to cooperate and take every measure permitting the Principal to ensure the continuity of the manufacturing of the Products and the Subcontracting Products, including by a Third Party, and to return the Moulds put at its disposal.

In the event of force majeure, the quantity of manufactured Products during the first month will not be taken into account for the previewed quantities set in article 6.1.  If the force majeure situation continues longer than one month, the quantities of manufactured Products will be taken into account for the quantities stipulated in article 6.1 as from the second month.

If a situation of force majeure exists for more than three (3) months, the Manufacturing Agreement will automatically ipso iure and without notice be terminated, unless the Parties agree otherwise.

Expressly considered as cases of force majeure or acts of God are those usually upheld by the case law of French Courts and Tribunals, and more specifically general or partial strikes, inside or outside the company, or lock-out, under the condition that it prevents the normal execution of the Manufacturing Agreement, it will be deemed to be a force majeure case.

Article 15 :         DURATION AND TERMINATION

With respect to what is provided for in the Manufacturing Agreement, the present Manufacturing Agreement enters into force on the Effective Date and expires on 31 August 2007 or at a prior date on which the Principal will be freed from his minimal obligations in accordance with article 6 of the present agreement.

At least three months before the end of the Manufacturing Agreement, the Principal can give notice to the Subcontractor to continue the Manufacturing Agreement who remains free to accept or refuse.

Each Party can terminate the Manufacturing Agreement before the end of the initial term of the Manufacturing Agreement or before the end of the renewal by written notification to the other party:

(a) in the event of the initiation of proceedings for an ad hoc mandate (“ouverture d’une procédure de mandat ad hoc”), for recovery (“redressement”) or for judicial liquidation and if a judicial administrator (“administrateur judiciaire”) is appointed, it will be entitled to terminate the Manufacturing Agreement in accordance with the legal provisions with respect to collective procedures;

(b) in the event of voluntary dissolution or liquidation of the other party decided by the tribunal;

(c) immediately, in case of failure by the Subcontractor to perform its obligations under articles 2, 3, 4.1, 4.2, 5, 7.1 and 9 of the Manufacturing Agreement;

(d) in the event of the other Party committing a breach of its contractual obligations, with the exception of the failure by the Subcontractor to perform one of its contractual obligations described above, and if this failure or neglect continues for a period exceeding 30 Working Days from the notification of such breach.

Article 16 :         CONSEQUENCES OF THE TERMINATION

16.1              Immediately after the total or partial termination of the Manufacturing Agreement, for whatever reason, the Subcontractor shall interrupt the manufacture and the packaging of the Products, cease to use the Trademarks and the Patents, as well as the documents, instructions and information, and notably the Technical Information with respect to the Products and their manufacture, packaging, quality inspection, manipulation, storing and send back to the Principal, without costs, all said documents, instructions and information, without keeping copies, except for those required by law, destroy all internal documents held in whatever format that contain Technical Information or other information concerning the Products and their manufacture, packaging, quality inspection, storing and certify to the Principal the destruction in writing by a representative of the Subcontractor.

16.2              The Principal undertakes to take back all stocks of the Products and of the In-Processes of the Subcontractor on condition that such stocks correspond to firm orders placed by the Principal prior to the termination. The Principal will take back at its discretion the stocks and the In-Processes of the Subcontractor that do not correspond to firm orders received by the Subcontractor before the termination of the Manufacturing Agreement.

In the event of the Principal deciding to take back the Products and the In-Processes under the terms of article 16.2, it will pay for these Products at the unit price provided for in Annexe 5.3, unless the Parties decide to prolong the termination date of the Manufacturing Agreement to allow the Subcontractor to transform the In-Processes into Products and to pay for these In-Processes proportionally (pro rata). All stock of Products and In-Processes not taken back by the Principal under this article, shall be destroyed immediately by the Subcontractor, at the cost of the latter and following the written instructions of the Principal.

16.3              The Subcontractor shall return the Products Moulds lent to him within a period of eight (8) Working Days.

Article 17 :         DISPUTES RELATED TO TECHNICAL DIFFICULTIES

17.1              Each dispute or disagreement (other than those foreseen in article 5) between the Parties exclusively with respect to technical aspects of the manufacture, the packaging, the labelling, the quality inspection, the manipulation and the storing, has to be submitted to the representative bodies of the Parties or to an expert in accordance with the provisions of article 17.

17.2              The representative bodies of each Party will meet as soon as possible and within a maximum of five (5) Working Days from the written notification of one party to the other to try to resolve the technical dispute without having recourse to judicial procedures.

17.3              In the event that the Parties do not succeed in resolving the technical dispute within fifteen (15) Working Days from the written notice, the technical dispute will be submitted for the examination of an independent expert appointed in accordance with article 17.4.

17.4              If the Parties do not come to an agreement on the appointment of an expert within five (5) Working Days following the request by one of the them, the expert will be appointed by the President of the Commercial court of Paris (“Président du Tribunal de commerce de Paris”) at the request of the most diligent party.

17.5              When the expert is appointed:

(a) The thus appointed expert will have to (i) determine rapidly the place and the reasonable time within which he will talk with the Parties, request the communication of the documents that are useful to him for the resolution of the dispute and formulate observations to the Parties and to any concerned third party and (ii) render his reasoned decision within twenty (20) Working Days from the receipt of all information requested from the Parties, under article 17.

(b) The Parties undertake reciprocally to provide the expert with all proof, documents and information at their possession that is useful to the expert for the understanding of the dispute. These documents should be communicated rapidly and in any case within five (5) Working Days from the notification of the expert requesting communication of the said information and documents.

(c) If the expert has not rendered his decision within forty (40) Working Days following his appointment, each Party may solicit the communication of a new expert under the conditions provided in paragraphs (a) and (b) here above.

(d) The decision of the expert will, except in case of manifest error, be final and binding upon the Parties.

(e) The costs and expenses of the expert will be borne by the Party in fault or in breach. In the case of shared responsibility, the costs of the expert’s assessment will be divided amongst the Parties in proportion to their respective responsibility.

Article 18 :         COSTS AND EXPENSES

The Principal and the Subcontractor will bear their own respective costs and expenses incurred with a view to preparing the Manufacturing Agreement and the realisation of the planned operations under the Manufacturing Agreement, including, without being limited thereto, the fees and disbursements of the advisors and offices of accounting experts and possible agents or intermediaries.

Article 19 :         APPLICABLE LAW AND COMPETENT JURISDICTION

All disputes with respect to the conclusion, execution or interpretation that would arise as a result of the Manufacturing Agreement will be resolved in accordance with French law.

All disputes with respect to the conclusion, execution or interpretation of the Manufacturing Agreement will, in first instance, be submitted to the jurisdiction of the Commercial Court of Paris.

Article 20 :         NOTICES

All notices and other communications made or exchanged between the Principal and the Subcontractor shall be done by registered letter with acknowledgment of receipt or by hand delivered letter and countersigned as acknowledgment of receipt by the addressee or by extrajudicial act to the addresses and persons mentioned hereafter or to any other address or person notified in the forms of the present article.

For SAMSONITE

Mr Marc Matton

27, rue de la Rochefoucauld

75009 Paris

With copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Principal

SAMSONITE EUROPE NV

Mr Marc Matton

Westerring 17,

9700 Oudenaarde

Belgium

With copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Purchaser:

Mr Jean-Jacques AUREL

HB GROUP

Rue de l’Industrie

L-3895 Foetz

With copy to:

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

For the Corporation:

Mr Jean-Jacques AUREL

At the Corporation’s seat

With copy to:

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

Article 21 :         MISCELLANEOUS

Failure to exercise or delay in the exercise by the beneficiaries of a right or a recourse that is granted to them by the Manufacturing Agreement, shall never constitute a waiver of this right or recourse. Equally, the punctual or partial exercise of any of their rights or recourses will not prevent the later or different exercise of these rights or recourses.

The rights and recourses granted by the present (agreement) are cumulative and come in addition to the other rights and recourse provided by law.

In the event that one or more provisions of the Manufacturing Agreement is considered illegal, non written or inapplicable, the Manufacturing Agreement shall be interpreted as if it did not contain the said provisions and the invalidity or the inapplicable nature of the said provisions shall not affect the validity of the other provisions of the Manufacturing Agreement, which will remain valid and in full force.

Signed in Paris on 31 August 2005 in 4 originals

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite Europe NV	Artois Plasturgie

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite SAS	HB Group